Exhibit 99.2
Imation Announces Further Manufacturing
Optimization Steps
Company to Focus Tape Coating Operations in Weatherford, OK and Exit Camarillo, CA Plant by Year End
OAKDALE, MN (July 22, 2008) — Imation Corp. (NYSE: IMN) today announced additional steps to optimize its magnetic tape manufacturing by focusing all tape coating in its state-of-the-art Weatherford, OK plant as a further implementation of the Company’s manufacturing strategy. This will result in the exit from its Camarillo, CA plant by the end of this year. This follows the announcement in May 2007 of the consolidation and outsourcing of tape converting operations, resulting in the exit of its Wahpeton, ND plant by year end 2008. Imation’s manufacturing plant in Weatherford, OK will remain dedicated to magnetic tape coating operations.
Key elements of today’s announcements include the following:
•	Imation will focus all tape coating operations in its Weatherford plant and cease manufacturing operations at its Camarillo plant, which it plans to exit by year-end 2008. This will result in approximately 140 positions out of a current worldwide total of 1,950 being eliminated by year-end.

•	The Company anticipates it will incur up to $20 million in restructuring and related charges associated with the Camarillo closure, the majority of which will occur in the second half of 2008. Approximately half of the charges are anticipated to be cash payments associated with severance benefits and costs of exiting the site. The remaining charges will be non-cash asset write-offs.

•	These actions are expected to result in approximately $15 million to $20 million in annualized cost eliminations intended to mitigate projected declines in tape gross profits in future years. However, these benefits will not be completely realized until the program is fully implemented.
Commenting on today’s announcement, Imation’s President and Chief Executive Officer, Frank Russomanno said: “Imation remains committed to maintaining our leadership position in the removable data storage industry serving commercial customers. As we said in the past, this management team will take all steps necessary to maintain our competitive advantage.”

“At last year’s analyst strategy briefing, we announced steps to optimize our magnetic business with the consolidation and outsourcing of our tape converting operations and our planned exit from our Wahpeton plant by the end of 2008. This morning we accelerated our optimization strategy as we announced our plan to focus coating in Weatherford and the exit of our Camarillo operation by year-end.”
“The tape industry has consistently addressed the growth in demand for storage capacity with higher capacity cartridges resulting in lower cost per gigabyte. In addition, open format LTO tape continues to gain share with legacy formats declining at an increasing rate. In the current economic environment we have seen this trend accelerate, especially among some of our enterprise class customers. Finally, lower cost disk and optimization strategies such as virtual tape and de-duplication remain a factor in certain sectors of the market. As a result, we expect tape revenue and margins to continue to be under pressure.”
“Given these trends, we recognize that excess manufacturing capacity exists, so we are taking aggressive actions as part of our strategy to optimize our tape business and maintain our leadership position.”
“Several years ago, we invested $55 million in the most modern coater in the industry, our TeraÅngstrom coater in Weatherford. At that time, we said we would deliver a Terabyte (TB) of capacity in a cartridge before the end of the decade. Last week, we passed that milestone. Our Weatherford plant will be the manufacturing site for all our coating operations going forward.”
“Imation is well known and trusted as a leading developer and manufacturer of magnetic tape formats. That will not change. We expect the tape business to be an important market for us in the future and we intend to remain a leader,” Russomanno concluded.
About Imation Corp.
Imation is a leading global marketer of brands and developer of products in digital storage and audio and video electronics. Imation Corp.’s global brand portfolio, in addition to the Imation brand, includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” and the XtremeMac brand. Imation is also the exclusive licensee of the TDK Life on Record brand, one of the world’s leading recording media brands. Additional information about Imation is available at www.imation.com.
Risk and Uncertainties
Certain information contained in this press release which does not relate to historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date.

Risk factors include our ability to successfully integrate our recent acquisitions and achieve the anticipated benefits, including synergies, in a timely manner; our ability to successfully manage multiple brands globally; our ability to successfully defend our intellectual property rights; continuing uncertainty in global and regional economic conditions; the volatility of the markets in which we operate; our ability to meet our revenue growth and cost reduction targets; our ability to successfully implement our global manufacturing strategy for magnetic data storage products and to realize the benefits expected from the related restructuring; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to efficiently source, warehouse and distribute our products globally; our ability to secure and maintain adequate shelf and display space over time at retailers which conduct semi-annual or annual line reviews; our ability to achieve the expected benefits from our strategic relationships and distribution agreements; the competitive pricing environment and its possible impact on profitability and inventory valuations; foreign currency fluctuations; the outcome of any pending or future litigation, including the pending Philips litigation; our ability to secure adequate supply of certain high demand products at acceptable prices; the ready availability and price of energy and key raw materials or critical components; the market acceptance of newly introduced product and service offerings; the rate of decline for certain existing products; the possibility that our goodwill or other assets may become impaired, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.